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Exhibit 10.5

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933. Such Portions are marked "[*]" in this document; they have been filed separately with the Commission.

STARSEM LAUNCH SERVICES

AGREEMENT FOR THE LAUNCH
OF THE
GLOBALSTAR LLC SPARE SATELLITES
BY THE
SOYUZ LAUNCH SYSTEM

ONE FIRM AND ONE OPTIONAL LAUNCH SERVICES

DISTRIBUTION LIST

COMPANY	Name	Direction—Department
STARSEM		DE
DT
DC
DF
GLOBALSTAR

CHANGES

Issue	Date	Changes description
01	09/01/05	Issue 1—Initial release of the document

SIGNATURES FOR APPROVAL

GLOBALSTAR Signature
Name: P. ROSATI Position: Contracts Manager Date: 21 September 2005 Signature: /s/ PAUL ROSATI	Name: M. FITZGERALD Position: Senior Vice-President Strategic Initiatives and Space Operations Date: 21 September 2005 Signature: /s/ MEGAN FITZGERALD

STARSEM
Written by:	Verified by:
Name: C. TRASSY Position: Legal Counsel Date: 15 September 2005 Signature: /s/ C. TRASSY	Name: M. GROSHEITSCH Position: Vice President—Missions Date: 15 September 2005 Signature: /s/ M. GROSHEITSCH
Quality:	Approved by:
Name: J-Y MOALIC Position: Quality Manager Date: 15 September 2005 Signature: /s/ J-Y MOALIC	Name: C. RISING Position: Deputy Vice-President Sales and Marketing Date: 15 September 2005 Signature: /s/ CARL D. RISING

LAUNCH SERVICES AGREEMENT

This Launch Services Agreement is entered into

BY AND BETWEEN

GLOBALSTAR LLC a Delaware limited liability company with principal offices located at 461 South Milpitas Blvd, Milpitas, CA 95035, U.S.A. hereinafter referred to as "GLLC",

ON THE ONE HAND,

AND

STARSEM, a company organized under the laws of France with principal offices located at 2, rue François Truffaut, 91042 Evry Cedex, France, hereinafter referred to as "STARSEM",

ON THE OTHER HAND,

CONTENTS

SECTION A
TERMS AND CONDITIONS

SECTION B
APPENDICES

APPENDIX 1	STATEMENT OF WORK (SOW)—ST-GLS-SOW-01
APPENDIX 2	INTERFACE CONTROL DOCUMENT (ICD)—ST-GLS-ICD-01

SECTION A

TERMS AND CONDITIONS

ARTICLE 1    DEFINITIONS

        In this Agreement the terms set forth hereafter shall have the meaning given in this ARTICLE:

          Additional Service(s) means those supplementary services defined in Appendix 1 - §7.10 to this Agreement and presented in Appendix 6 to the SOW.

          Agreement means this Agreement as defined in ARTICLE 3 of this document.

          Ancillary Equipment means all equipment, devices and software to be provided by GLLC and/or its Associates on the Launch Site in order to make the Satellite(s) ready for Launch.

          Associate(s) means all individuals or legal entities, organized under public or private law, who shall act, directly or indirectly, on behalf or at the direction of either Party to this Agreement to fulfill the obligations undertaken by such Party in this Agreement, including, without limitation, the employees, officer agent of each of the Parties, their respective suppliers, contractors and sub-contractors at any tier. In the case of STARSEM, Associates shall include, without limitation, EADS, RUSSIAN FEDERAL SPACE AGENCY, ARIANESPACE, SAMARA SPACE CENTER and in the case of GLLC, Associates shall include, without limitation, SPACE SYSTEMS LORAL and ALENIA SPAZIO.

        For the purpose of the definition of Third Party and ARTICLE 14:

          a)    Any individual or legal entity governed by private or public law that has directed STARSEM to proceed with the Launch Services or has any interest in the Launch Services, including, without limitation, a legal interest in the Launch Vehicle(s), shall be deemed to be an Associate of STARSEM.

          b)    Any individual or legal entity governed by private or public law that has directed GLLC to proceed with the procurement of Launch Services or has any interest in the Satellite(s) to be launched, including, without limitation, insurers, any person or entity to whom GLLC has sold or leased, directly or indirectly, or otherwise agreed to provide any portion of the Satellite(s) or Satellite(s) services, shall be treated to be an Associate of GLLC.

  Notwithstanding the above-mentioned definition, the Parties understand that individual users (or final users) of the GLLC services shall not be considered "Associates".

          Base Rate means CHASE MANHATTAN prime rate plus THREE percent (3%).

          Commercial Insurance Market means the providers of insurance or reinsurance for space related risks on a regular basis that are not affiliated with or controlled directly or indirectly by GLLC.

          Customer property means any property GLLC and/or its Associates use for Launch including the Satellite(s) and its/their Ancillary Equipment.

          Deviation means non-compliance with the Interface Control Document (ICD) specifications (including its reference documents, applicable documents and appendices) with respect to the performance of the Launcher(s), and/or the environmental conditions undergone by the Satellite(s) during the period from the instant when the Launch(es) occurred until Satellite(s) separation, as evaluated on the basis of telemetry data received from the Launcher(s) and data recorded by active position-plotting and tracking facilities during and after Launch Mission(s).

          Effective Date of Contract (EDC) date of signature of this Agreement, duly executed as set forth in ARTICLE 23.

          Events of Force Majeure means events such as but not limited to explosions, fires, earthquakes, floods, bad weather and other Acts of God, wars, whether or not declared, social uprisings, strikes, lock-outs and other labor problems, governmental or administrative measures, and all other events beyond the reasonable control of the Parties or their Associates that impede the execution of the obligations of the Parties or their Associates and including, but without limitation, the accomplishment of the Launch(es) within the Launch Period, Slot, Day or at Launch Time, provided such difficulties may not be overcome using efforts which may reasonably be expected of the Parties and/or their Associates under the circumstances. For clarification purposes, it is hereby stated that in the absence of a general US Department of State decision concerning STARSEM, STARSEM Sub-contractors, France, Russia, Kazakhstan pr launches from Baikonur, neither the failure to obtain an ITAR License, or the temporary suspension of an ITAR license or the definitive annulment of an ITAR License by the U.S. Department of State shall be considered as an Event of Force Majeure.

          Within FOURTEEN (14) days of learning of the occurrence of an Event of Force Majeure, the affected Party shall promptly notify the other Party of such occurrence and within FOURTEEN (14) days thereafter shall send the other Party another notice stating the date, nature, extent, and anticipated consequences of the occurrence. In addition the Party suffering the Force Majeure Event shall notify the other Party the end of the Force Majeure Event within EIGHT (8) days after such occurrence.

          Firm Launch Services means the single Launch Service corresponding to 1 (one) Launch ordered by GLLC at the date of execution of this Agreement.

          L0 means the first day of the Launch Period, initially agreed upon at T0

          L1 means the first day of the Launch Period agreed upon at T1

          L means the actual Launch Day.

          L* means L1 if no postponement has been requested by STARSEM or otherwise the date obtained by adding to L1the aggregate duration of Launch Period or Launch Slot postponement(s) requested by STARSEM after T1 for such Launch pursuant to Paragraph 11.3 of ARTICLE 11 of this Agreement, including the aggregate duration of postponements caused by Events of Force Majeure and / or a delay to obtain an ITAR license in due time.

          Launch or Launching means the disconnection of the lift-off plug of the Launch Vehicle, if such event follows the intentional ignition of the first (strap-on boosters) and second (core stage) stage liquid engines of the Launch Vehicle.

          Launch Attempt or Launch Abort means the launch operations of a Launch Vehicle that has been integrated with the Satellite(s) supplied by GLLC upon the ignition of at least one of the first stage (strap-on boosters) or second stage (core stage) liquid engines without the Launch occurring.

          Launch Site means the Baikonur Space Center (BSC) in Baikonur, Republic of Kazakhstan, including all its facilities and equipment.

          Launch Campaign means the period beginning at the arrival of the Satellite(s) to the Launch Site and ending at the moment of departure of GLLC's and/or its Associate's ground equipment.

          Launch Day or Day means a calendar day (established for the Launch pursuant to this Agreement) within the Launch Slot during which the Launch is scheduled to occur.

          Launch Opportunity means the availability to GLLC within a Launch Period or Launch Slot of a Launch on a Soyuz Launch Vehicle of the GLLC Satellite(s). Such availability is linked to the time required to complete the mission analysis studies and to select the Launch Vehicle/Satellite(s)configuration.

          Launch Period or Period means a period of THREE (3) consecutive months.

          Launch Services means the services to be provided by STARSEM as defined herein and in Appendix 1 and Appendix 2 to this Agreement.

          Launch Slot or Slot means a period of 30 consecutive days within a Launch Period such that, where possible, each of its days is a Launch Day.

          Launch Time means the time that Launch is scheduled to take place, defined in hours, minutes and seconds (GMT Universal Time).

          Launch Vehicle or Launcher means a Soyuz vehicle to perform the Launch Mission including the Satellite(s) dispenser as defined in Appendix 1 to this Agreement.

          Launch Vehicle Mission or Launch Mission means the mission assigned to the Launch Vehicle as defined in Appendix 1 and Appendix 2 to this Agreement.

          Loss Quantum means the degradation factor of the Satellite(s) as defined by the LRG and by the Satellite(s) launch and in-orbit insurance policies taken by STARSEM. The provisional Loss Quantum to be defined in the insurance policy when subscribed would be 75%.

          OL0 means the first day of the Optional Launch Period, initially agreed upon at T0

          OL1 means the first day of the Optional Launch Period, agreed upon at TOL

          OL means the actual Launch Day of the Optional Launch

          OL* means OL1 if no postponement has been requested by STARSEM or otherwise the date obtained by adding to OL1 the aggregate duration of Launch Period or Launch Slot postponement(s) requested by STARSEM after TOL for such Launch pursuant to Paragraph 11.3 of ARTICLE 11 of this Agreement, including the aggregate duration of postponements caused by Events of Force Majeure and / or a delay to obtain an ITAR license in due time.

          Optional Launch Services means the right for GLLC to order from STARSEM supplementary Launch Services to be performed by STARSEM under the provisions of this Agreement.

          Party or Parties means GLLC or STARSEM or both according to the context.

          Post-Launch Services means the reports and range services as defined in Appendix 1 to this Agreement that are to be provided to GLLC by STARSEM after the Launch Mission.

          Reflight means replacement Launch Services under ARTICLE 13 of this Agreement.

          Replacement Satellite(s): means the satellites to be launched on the Reflight.

          Satellite(s) means any particular spacecraft supplied by GLLC that is(are) compatible with the Launch Vehicle and the Launch Vehicle Mission, by meeting the specifications set forth in Appendix 2 to this Agreement.

          Satellite(s) Mission means the mission assigned to any particular Satellite(s) by GLLC after separation from the Launch Vehicle.

          Satellite(s) Separation means the moment of loss of physical contact between Satellite(s) and Launch Vehicle, as indicated by the Launch Vehicle.

          STARSEM Payload Preparation and Launch Facilities (SPPLF) means the complex of installations and facilities at Baikonur needed to prepare the Satellite(s) for Launch.

          STARSEM property means any property STARSEM uses to perform the Launch Mission(s) and interface tests, or any property placed at GLLC's and/or its Associate's disposal, including without limitation the Launch Vehicle(s) and any movable or immovable property at the Launch Site and at the STARSEM Payload Preparation and Launch Facilities (SPPLF).

          T0 means the Authority to Proceed with the Feasibility/Compatibility Study and Procurement of Long Lead Items. (Pending approval/activation of required U.S. ITAR licenses.)

          T1 means the Authority to Proceed with the Firm Launch Services or, with the Firm Launch Services and the Optional Launch Services.

          TOL means the Authority to Proceed with the Optional Launch Services.

          Third Party(ies) means any individual or legal entity other than the Associates or the Parties.

          Total Launch Mission Failure or Launch Failure means, for the application of ARTICLE 13:

            a)    that the Satellite(s) loaded into the Launch Vehicle (i) is(are) destroyed or lost during the period extending from the instant when the Launch occurred to the instant the Satellite(s) is(are) separated from the Launch Vehicle; or (ii) cannot be separated from the Launch Vehicle; or (iii) is(are) destroyed or lost due to a post-separation collision of such Satellite(s) with Launch Vehicle or any part of it; or

            b)    the occurrence, due to a Deviation, of a reduction of the operational capability (Loss Quantum) of the Satellite(s) for GLLC's intended purpose.

ARTICLE 2    SUBJECT OF THE AGREEMENT

        The subject of this Agreement is the performance of ONE (1) Firm Launch Services and of ONE (1) Optional Launch Services to launch the Satellite(s) supplied by GLLC at the Launch Site for the purpose of accomplishing the Launch Mission(s) in accordance with the terms and conditions of this Agreement.

ARTICLE 3    CONTRACTUAL DOCUMENTS

        3.1.    This Agreement consists of the following documents which are contractually binding between the Parties:

    •
    Terms and Conditions.

    •
    Appendix 1 "Statement of Work" (SOW)—ST-GLS-SOW-01.

    •
    Appendix 2 "Interface Control Document" (ICD)—ST-GLS-ICD-01.

        3.2.    All of the Agreement documents shall be read so as to be consistent to the extent practical. In the event of any inconsistency between the above documents, the Terms and Conditions shall prevail over the Appendix 1 (SOW), and Appendix 1 (SOW) shall prevail over Appendix 2 (ICD) and Appendix 2 shall prevail over Soyuz User's Manual (ST-GTD-SUM-01—Issue 3) as modified by the Technical Note ST-GTD-NTE-01.

ARTICLE 4    STARSEM SERVICES

        4.1.    STARSEM shall perform the following services under the terms and conditions defined herein:

          4.1.1.    ONE (1) Compatibility/Feasibility Study as defined in Appendix 1 and Appendix 2.

          4.1.2.    ONE (1) Procurement of Long Lead Items as defined in Appendix 1 and Appendix 2.

          4.1.3.    ONE (1) Firm Launch Service as defined in Appendix 1 and Appendix 2.

Firm Launch Services
	Launch Vehicle Configuration(*)
Firm Launch				Satellites to be Launched
	Soyuz 3-Stage	Fairing	Dispenser
1	Soyuz FG	S / SL	"IKAR-modified"	4

*
As defined in Appendix 1 and Appendix 2.

          4.1.4.    ONE (1) Optional Launch Services as may be ordered by GLLC.

Optional Launch Services
	Launch Vehicle Configuration(*)
Optional Launch				Satellites to be Launched
	Soyuz 3-Stage	Fairing	Dispenser
2	Soyuz FG	S / SL	"IKAR-modified"	4

*
As defined in Appendix 1 and Appendix 2.

        4.2.    Launch Services, with the exception of Post-Launch Services, shall be deemed to be accomplished by STARSEM at the point of Satellite(s) separation and STARSEM shall not assume any further liability for said Launch Services, except as expressly provided in this Agreement. In the event that, for any reason whatsoever, a Launch Attempt occurs, STARSEM shall postpone the Launch in accordance with the conditions set forth in ARTICLE 11 of this Agreement.

        4.3.    STARSEM warrants that all data deliverables shall conform with the requirements of this Agreement and, all services shall be performed in a skillful and workmanlike manner and shall conform with the requirements of this Agreement and the highest professional industrial standards.

ARTICLE 5    GLLC'S TECHNICAL COMMITMENTS

        GLLC undertakes to fulfill the technical commitments set forth in this Agreement and Appendix 1 and Appendix 2, including, without any limitation, delivery of the technical information and delivery of the Satellite(s) to the Launch Site within time limits which are consistent with the Launch schedules set forth under this Agreement and in Appendix 1.

        GLLC shall promptly notify STARSEM in writing of any event that reasonably may cause a delay in the Launch schedules.

ARTICLE 6    LAUNCH SCHEDULE

        6.1.    Launch schedule.

        The anticipated Launch schedule for GLLC Firm and Optional Launches is the following:

Launch Number	Anticipated Launch Period	Preliminary Launch Period Determined at:	Launch Period Finalized at:
Firm Launch	Launch Period = 1 March - 31 May, 2007	T0	T1
Optional Launch	01 June - 31 August 2007 or 01 September - 30 November 2007	T0	TOL

        STARSEM and GLLC recognize that the above Launch Periods are indicative only and shall be determined between the Parties in accordance with Paragraph 6.2 hereunder.

        6.2.    Determination of Launch Vehicle Configuration, Launch Period, Launch Slot, scheduled Launch Day and Launch Time.

          6.2.1.    STARSEM and GLLC agree that the Launch Period of the Firm Launch Services stated for in Sub Paragraph 0 above, shall be finalized no later than TWELVE (12) months prior to the first day of the applicable Launch Period, by mutual agreement of the Parties taking into account the launch manifest of STARSEM at that date. L1 shall be defined as the first day of the agreed upon Launch Period.

          6.2.2.    The Launch Period of the Optional Launch Services stated for in Sub Paragraph 6.1 above, shall be finalized no later than TWELVE (12) months prior to the first day of the applicable Launch Period, by mutual agreement of the Parties taking into account the launch manifest of STARSEM at that date. OL1 shall be defined as the first day of the agreed upon Launch Period.

          6.2.3.    The Launch Slot within a Launch Period of any Launch Services shall be determined by mutual agreement of the Parties no later than SIX (6) months prior to the first day of the applicable Launch Period, taking into account the Launch Opportunities.

          6.2.4.    The Launch Day within a Launch Slot of any Launch Services and the Launch Time shall be determined by mutual agreement of the Parties no later than the applicable Final Mission Analysis Review, based on a proposal made by STARSEM.

          6.2.5.    In the event that, for any reason whatsoever, the Parties fail to agree upon the Launch Slot within the Launch Period, the Launch Day, or the Launch Time, STARSEM shall determine said Launch Slot, Launch Day, or Launch Time taking into account the available Launch Opportunities, and the requirements and interests of GLLC.

ARTICLE 7    COORDINATION BETWEEN STARSEM AND GLLC

        7.1.    GLLC and STARSEM shall each designate a project Mission Manager no later than ONE (1) month following EDC.

        7.2.    All communication between the Parties concerning the Agreement and its implementation shall be made exclusively through the Mission Managers at the addresses of the Parties set forth in the Agreement.

        7.3.    The task of the Mission Managers shall be to supervise and to co-ordinate the performance of the Launch Services and of the respective technical commitments of the Parties within the Launch schedules set forth in this Agreement.

        7.4.    The Mission Managers shall be endowed upon their appointment by each of the Parties with sufficient powers to enable them to resolve any technical issues that may arise during the performance of this Agreement, as well as any other questions arising from its day-to-day management. Should the Mission Managers have unresolved technical issues, such issues will be escalated to the respective signatories of the SOW.

        7.5.    Either Party may replace its Mission Manager by informing the other Party in writing of such action and indicating the effective date of designation. Such notification shall be signed by an official of the respective Party who is authorized to amend this Agreement, and shall become part of this Agreement when received by the other Party.

        7.6.    STARSEM shall invite GLLC to participate in the reviews concerning the Launch Services or the Launch Vehicle(s) as defined in Appendix 1. The associated documentation shall be made available at least TEN (10) calendar days prior to the date of such reviews.

ARTICLE 8    REMUNERATION

        8.1.    The remuneration of STARSEM for the provision of the Launch Services set forth herein is as follows:

        The following table provides prices in Euro for Soyuz Firm Launch Services.

Launch Vehicle Configuration(*)
Firm Launch				Launch Services Price (Euro)
	Soyuz 3-Stage	Fairing	Dispenser
1	Soyuz FG	S / SL	"IKAR-modified"	[*]

*
As defined in Appendix 1 and Appendix 2.

        The Launch Services prices indicated in the proceeding Table are inclusive of the following Preliminary Payments.

  •
  [*] for the completion of Compatibility/Feasibility Studies described in Appendix 2 to the SOW,

  •
  [*] for the procurement of Dispenser Long Lead Items described in Appendix 1 to the SOW.

        The following table provides prices in Euro for Soyuz Optional Launch Services.

Launch Vehicle Configuration(*)
Optional Launch Alternative				Launch Services Price (Euro)
	Soyuz 3-Stage	Fairing	Dispenser
1	Soyuz FG	S / SL	"IKAR-modified"	[*]

*
As defined in Appendix 1 and Appendix 2.

        8.2    Additional Services

        The remuneration of STARSEM for the provision of any selected Additional Services shall be per the prices provided in Appendix 6 to the SOW.

        8.3    STARSEM shall pay all taxes and other duties of any French tax authority or the authority of any country where work is performed by STARSEM and/or its suppliers.

ARTICLE 9    PRICE ESCALATION FORMULA

        9.1.    Firm Launch Services.

        Should GLLC finalize a Launch Period with L1 established more than 6 months later than L0, the price identified in Article 8 "Remuneration" shall be subject to an adjustment of [*]% per month, calculated from L0 to L1.

        9.2.    Optional Launch Services.

        Should GLLC exercise the option and finalize a Launch Period with OL1 established more than 6 months later than OL0, the price identified in Article 8 "Remuneration" shall be subject to an adjustment of [*]% per month, calculated from OL0 to OL1.

ARTICLE 10    PAYMENT FOR SERVICES

        10.1.    Payment Plan.

          10.1.1.    Payment Plan of Firm Launch Services.

          Payment of the remuneration under Paragraph 8.1 of ARTICLE 8 of this Agreement for any Launch Services shall be made in accordance with the following payment schedule:

Preliminary Payments (Euro)
Due Date of Payment For Firm Launch Services	Launch Services Payments* (Euro)	Compatibility / Feasibility Study	Long-Lead Items Dispenser [1(a)]
EDC
T0 - L0 - 17 months
L0 - 15 months	[*]	[*]	[*]
T1 = L1 - 12 months
L1 - 9 months
L1 - 6 months
L1 - 3 months
L

(*)
Launch Services Payments are calculated as a percentage of the applicable Launch Services price minus the Preliminary Payments billed to date (defined in ARTICLE 8).

          Payment Example: At EDC, GLLC signs a Contract for Soyuz FG Launch Services, which allows for an Authority to Proceed at T1, 12 months before the required launch date.

          Case 1: [*]

T0
= Authority to Proceed with the Feasibility/Compatibility Study and Procurement of Long Lead Items. (Pending approval/activation of required U.S. ITAR licenses.)

T1
= Authority to Proceed with the Firm Launch Services or, with the Firm Launch Services and the Optional Launch Services.

L0
= First day of the Launch Period, initially agreed upon at T0

L1
= First day of the Launch Period agreed upon at T1

L
= The actual Launch Day.

          10.1.2.    Payment Plan of Optional Launch Services.

Due Date of Payment For Optional Launch Services	Payments(*) - Launch Services - (Euro)
Option Exercised
TOL = OL1 - 12 months	[*]
OL1 - 9 months
OL1 - 6 months
OL1 - 3 months
OL

(*)
Launch Services Payments are calculated as a percentage of the applicable Launch Services price defined in ARTICLE 8).

TOL = Authority to Proceed with the Optional Launch Services.

OL0 = First day of the Optional Launch Period, initially agreed upon at T0

OL1 = First day of the Optional Launch Period, agreed upon at TOL

OL = The actual Launch Day of the Optional Launch

        10.2.    Payment for Additional Services.

        Payment for Additional Services ordered by GLLC and associated payment plans will be provided through specific agreements detailed in Contract Change Notices (CCN). Prices for usual Additional Services are detailed in Appendix 6 to the SOW..

        10.3.    Payments terms

          10.3.1.    In all cases where this Agreement establishes a precise due date of payment, payment shall be made on such date, or within THIRTY (30) days of GLLC's receipt of STARSEM corresponding invoice, whichever is later.

          Notwithstanding the above, it is agreed by the Parties that the first payment shall be paid within 3 business days following EDC.

          10.3.2.    Any and all STARSEM invoices shall be drawn in THREE (3) copies (ONE (1) original and TWO (2) copies) and sent to the following:

      Globalstar LLC,
      Post Office Box 640670
      San Jose, California—95164-0670
      Attention: Accounts Payable.

          10.3.3.    Payments shall be made in Euro, to the account(s) designated on the relevant invoice, by electronic bank transfer, free of charge for STARSEM. Copy of such electronic transfer order shall be sent by fax to STARSEM. This notice of payment shall clearly state the value date to be applied and the bank through which the funds will be made available to the receiving bank or its correspondent.

          10.3.4.    GLLC's payment(s) shall be in the amount(s) invoiced by STARSEM, and shall be made net, free and clear of any and all taxes, duties, bank charges or withholdings that may be imposed in the country from which they are paid so that STARSEM receives each such payment in its entirety as if no such tax, duty, or withholding had been made.

          10.3.5.    Payment(s) by GLLC shall be effective as of the date on which the amount of STARSEM's invoice is credited for value to the designated account(s).

        10.4.    Late Payment.

        In the event of late payment, GLLC shall pay STARSEM interest on such late payment at the Base Rate per annum from the due date of payment up to and including the date of payment. The computation of interest for late payments shall be based on a year of 360 days.

        During any period of non-payment in excess of THIRTY (30) days, STARSEM shall be entitled to reschedule the considered Launch under Sub-paragraph 11.3.5 of ARTICLE 11 of this Agreement and to suspend any and all of its activities in preparation for the considered Launch, provided that STARSEM shall have notified GLLC of its failure to comply with its payment obligation at least FIFTEEN (15) days prior to such suspension and rescheduling.

        Any non-payment period in excess of SIXTY (60) days shall constitute GLLC's material breach of this Agreement, and STARSEM shall be entitled to terminate the concerned Launch Services pursuant to the provisions of ARTICLE 19.

        10.5.    Waiver of Deferral, Withholding or Set-off.

        Under this Article 10 and unless otherwise specified in this Agreement, GLLC irrevocably waives any right to defer, withhold or set-off by counterclaim or other legal or equitable claim or otherwise all or any part of any payment under this Agreement for any reason whatsoever. All payments due under this Agreement shall be made in their entirety and on the dates specified in this Agreement.

ARTICLE 11    LAUNCH SCHEDULE ADJUSTMENT

        11.1.    Each postponement of a Launch Period, a Launch Slot, a Launch Day or a Launch Time for whatever reason, shall be governed solely by the terms and conditions provided in this ARTICLE 11. The Parties hereto expressly waive, renounce, and exclude any and all rights and remedies that may arise at law or in equity with respect to postponements that are not stated in this ARTICLE 11 or elsewhere in this Agreement.

        11.2.    Postponements requested by GLLC.

          11.2.1.    GLLC shall have the right for any reason whatsoever to postpone a Launch Period and once determined, a Launch Slot or a Launch Day. GLLC's written notice for postponement shall indicate the new requested (i) Launch Period, or (ii) Launch Slot, or (iii) Launch Day, as the case may be.

            11.2.1.1.    If GLLC's written request relates to a Launch Period or a Launch Slot postponement, within TWO (2) weeks of receipt of such request, STARSEM shall inform GLLC whether a Launch Opportunity exists within the Launch Period, or within the Launch Slot requested, or will propose a new Launch Period or Launch Slot. GLLC shall have THIRTY (30) days following receipt of STARSEM's proposal to consent thereto in writing. In the event STARSEM's counterproposal is not acceptable for GLLC, the Parties shall mutually agree within the TWO (2) following weeks upon an alternative Launch Opportunity as near as possible to GLLC's request.

            11.2.1.2.    If GLLC's written request relates to a Launch Day postponement, the choice of a new Launch Day shall be made by mutual agreement of the Parties, taking into account the technical needs and interests of GLLC, the time necessary for the revalidation of the Soyuz Launch Vehicle, the Soyuz Launch Complex (SLC), the Soyuz Payload Preparation and Launch Facilities (SPPLF), and the Baikonur Space Center (BSC) facilities and services used for launching the Launch Vehicle and the meteorological forecasts. Should postponement of the Launch Day lead to postponement beyond the Launch Slot, Sub-paragraph 11.2.1.1 of ARTICLE 11 of this Agreement shall apply.

            11.2.1.3.    GLLC can stop the final countdown sequence until Launch Time—20 seconds. In the event that GLLC has requested such postponement and that technical reasons, including, without limitation, those relating to meteorological reasons, prevent STARSEM from performing the considered Launch on the Launch Day, the postponement shall be considered to be a postponement of the Launch Day, and Sub-paragraph 11.2.1.2 shall apply.

            11.2.1.4.    In the event that a singular or cumulative amount of postponement pursuant to this Paragraph 11.2. is less than THREE (3) months the considered payment schedule shall not be affected. In the event that a singular or cumulative amount of postponement pursuant to this Paragraph 11.2 is in excess of THREE (3) months, then the considered payment schedule shall be modified accordingly, being agreed that the sums remaining due will be increased at a rate of [*].

            11.2.1.5.    In the event that a singular or cumulative amount of postponement pursuant to this Paragraph 11.2 is in excess of SIX (6) months, then STARSEM may be entitled to terminate the considered Launch Services in accordance with ARTICLE 19 of this Agreement.

            11.2.1.6.    For the implementation of Sub-paragraph 11.2.1.4 and Sub-paragraph 11.2.1.5 above, the aggregate duration of any postponement(s) resulting from the occurrence of one or more of the events listed hereinafter shall not be accounted:

                (i)  Events of Force Majeure, and/or

               (ii)  Damages caused by STARSEM and/or its Associates to the Property of GLLC and/or the property of its Associates, and/or

              (iii)  Bodily harm caused by STARSEM and/or its Associates to GLLC and/or its Associates.

              (iv)  Delays due to either the failure to obtain an ITAR License, or the temporary suspension of an ITAR license or the definitive annulment of an ITAR License by the U.S. Department of State when this delay occurs before L1 - 4 months.

          11.2.2.    GLLC shall not be liable for postponement fees or liquidated damages for any Launch Period, Launch Slot or Launch Day postponement.

          11.2.3.    Notwithstanding Sub-paragraph 11.2.2 above, it is agreed by the Parties that GLLC shall indemnify STARSEM for the direct costs, directly incurred or billed by sub-contractors, to the exclusion of consequential damages (including but not limited to loss of revenue, loss of business), resulting of any postponement requested by GLLC during the Launch Campaign. The Parties hereby agree to control and limit as much as possible those costs.

        11.3.    Launch postponement by STARSEM.

          11.3.1.    STARSEM shall have the right to postpone a Launch Period, or if already determined, a Launch Slot, a Launch Day or a Launch Time up to a cumulative maximum of SIX (6) months.

          STARSEM's right to postpone Launch schedule under this Paragraph 11.3 shall be for whatever reasons.

          The Parties shall determine by mutual agreement a new Launch Period and/or a new Launch Slot as near as possible to that postponed in accordance with a Launch Opportunity for the considered GLLC's Satellite(s). The new Launch Day and the new Launch Time shall be determined by mutual agreement of the Parties according to the technical constraints of STARSEM and/or of its Associates and the respective interests of the Parties.

          11.3.2.    In the event that a singular or cumulative amount of postponement pursuant to this Paragraph 11.3 is less than THREE (3) months, the considered payment schedule shall not be affected. In the event that a singular or cumulative amount of postponement pursuant to this 11.3 is in excess of THREE (3) months, then GLLC shall be entitled to defer the considered payment(s) remaining due under Paragraph 10.1 or Paragraph 10.2 of ARTICLE 10 of this Agreement at the date of the postponement by the number of days of postponement.

          11.3.3.    In the event of a singular or cumulative amount of postponement pursuant to this Paragraph 11.3 in excess of SIX (6) months, then GLLC may be entitled to terminate the procurement of considered Launch Services in accordance with Paragraph 18.3 of ARTICLE 18 of this Agreement.

          11.3.4.    For the implementation of Sub-paragraph 11.3.2 and Sub-paragraph 11.3.3 above, the aggregate duration of any postponement(s) resulting from the occurrence of one or more of the events listed hereinafter shall not be accounted:

              (i)  Events of Force Majeure, and/or

             (ii)  Damages caused by GLLC and/or its Associates to the Property of STARSEM and/or the property of its Associates, and/or

            (iii)  Bodily harm caused by GLLC and/or its Associates to STARSEM and/or its Associates.

          11.3.5.    In the event of a GLLC's non-fulfillment of its obligations under this Agreement (subject to Paragraph 10.4 of ARTICLE 10 of this Agreement in case of late payment), STARSEM shall have as its sole remedy the right to postpone the considered Launch Period, Launch Slot, Launch Day or the Launch Time. In this event and subject to such GLLC's failure making the considered Launch impossible within the Launch Period, Launch Slot, Launch Day, or the Launch Time, the terms of Paragraph 11.2 of ARTICLE 11 of this Agreement shall apply.

          Postponement under this Sub-paragraph 11.3.5 shall be considered to be requested by GLLC as of the date of STARSEM's decision to postpone the considered Launch.

          11.3.6.    STARSEM shall not be liable for postponement fees or liquidated damages for any Launch Period, Launch Slot, Launch Day or Launch Time postponement.

          11.3.7.    Notwithstanding the above Sub-paragraph 11.3.6, it is agreed by the Parties that STARSEM shall indemnify GLLC for the direct costs, directly incurred or billed by sub-contractors, to the exclusion of consequential damages (including but not limited to loss of revenue, loss of business), resulting of any postponement requested by STARSEM during the Launch Campaign. The Parties hereby agree to control and limit as much as possible those costs.

ARTICLE 12    RIGHT OF OWNERSHIP AND CUSTODY

        12.1.    The obligations of STARSEM under this Agreement are strictly limited to the Launch Services, and GLLC acknowledges and agrees that at no time shall it have any right of ownership of, any other right in, or title to, the property that STARSEM shall use in connection with the Launch Services, or shall place at GLLC's disposal for the purpose of this Agreement, including, without limitation, the Launch Vehicles and the Launch Site. Said property shall at all times be considered to be the sole property of STARSEM.

        12.2.    STARSEM acknowledges and agrees that at no time shall it have any right of ownership, or any other right in, or title to, the property that GLLC shall use for the procurement of Launch Services and the interface test(s), including, without limitation, the Satellites and all equipment, devices and software to be provided by GLLC at the Launch Site in order to prepare the Satellites for Launch. Said property shall at all times be considered to be the sole property of GLLC.

        12.3.    At all times during the performance by the Parties of this Agreement, each Party shall be deemed to have full custody and possession of its own property.

ARTICLE 13    LAUNCH RISK GUARANTEE

        GLLC shall have the possibility to purchase a Soyuz Launch Risk Guarantee (LRG) Option, for any Launch Services performed under this Agreement. If this option is exercised, in the event of a Launch Failure, STARSEM shall provide a Reflight as described below. The option shall be exercised before L*- 5 months and exact terms of the policy shall be settled at that time.

        13.1.    Reflight.

          13.1.1.    In the event of a Launch Failure, STARSEM shall perform a Reflight, in accordance with the provisions of this Agreement, with no further payment than those due and payable under this Agreement for such considered Launch Services by GLLC to STARSEM, to be due for the provision of (i) the Launch Services associated with the Launch of a Replacement Satellite(s) that complies with all specifications stated in the Interface Control Document, and (ii) such Additional Services as are retained by GLLC as of the date of execution of this Agreement.

          13.1.2.    STARSEM shall be capable to provide such Reflight within TBD (TBD) months following the written request received from GLLC provided that such request is made by GLLC no later than TBD (TBD) calendar days following the occurrence of the Total Launch Failure, and pending an authority to launch is given by the resultant failure investigation board.

          13.1.3.    GLLC is entitled to select a Launch Slot beyond such TBD (TBD) month period (see Paragraph 13.1.2) up to and including TBD (TBD) months following the day of such Total Launch Failure. The Parties according to provisions of Paragraph 6.2.3 and Paragraph 6.2.4 of ARTICLE 6 above shall determine the considered Launch Slot and Launch Day of such Reflight.

          13.1.4.    The implementation of this Paragraph 13.1 shall not imply any transfer of title of the Satellite(s) to STARSEM. In the case of Launch Failure, the rights of STARSEM shall be the same as those of any entity(ies) who could cover risks related to the Launch of the Satellite(s) (including, without limitation, insurers of GLLC). Specially and without limitation, in circumstances where salvage can be performed, STARSEM will be entitled to a share in any salvage value remaining in any portion of the Satellite(s) for which the Reflight has been due by STARSEM to GLLC and will negotiate the disposition of the Satellite(s) if transfer of title has been requested.

          13.1.5.    In the event that, after application of this Paragraph 13.1 due to a Launch Failure, the Satellite(s) is(are) placed into commercial operation and/or is(are) sold, leased or otherwise transferred, STARSEM shall be entitled to a share of any resulting revenues and/or payments, as shall be negotiated and agreed upon promptly, taking into account the conditions peculiar to such commercial operation, but in no case shall any shared amount exceed the Launch Services price remunerated in Article 8

          13.1.6.    There shall not be any coverage for Launch Failure and consequently the provisions of Paragraph 13.1 of ARTICLE 13 hereof shall not apply, in any of the following cases:

            13.1.6.1.    If GLLC does not notify in writing STARSEM of any event that would entitle GLLC to any right under Paragraph 13.1 of ARTICLE 13 of this Agreement before the first to occur of any of the THREE (3) following events:

                (i)  the day the Satellite(s) is(are) put into commercial operation,

               (ii)  the SIXTIETH (60th) day following the date of station acquisition of the Satellite(s),

              (iii)  the NINETIETH (90th) day at zero hour following the date of the related Launch.

            Notwithstanding the foregoing, an extension of the periods hereabove shall be obtained upon request from GLLC if both of the following conditions occur:

              (a)   the Launch Mission is not in conformance with the specifications but the Satellite(s) reached its(their) final position such that it cannot be determined that a Launch Failure has occurred and;

              (b)   GLLC's request for extension is received before the first of the THREE (3) events specified above.

            In no event, shall such extension extend beyond the ONE HUNDRED AND EIGHTIETH (180th) day following the date of the related Launch.

            And/or

            13.1.6.2.    If the Launch Failure is caused by, or results from one or more of the following events:

              (a)   War, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by (a) any government or sovereign power (de jure or de facto), or (b) any authority maintaining or using a military, naval or air force, or (c) a military, naval or air force, or (d) any agent of any such government, power, authority or force;

              (b)   Any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams;

              (c)   Insurrection, strikes, riots, civil commotion, rebellion, revolution, civil war, usurpation or action taken by a government authority in hindering, combating, or defending against such an occurrence whether there be a declaration of war or not;

              (d)   Confiscation by order of any government or governmental authority or agent (whether secret or otherwise) or public authority;

              (e)   Nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether any such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

              (f)    Willful or intentional acts of GLLC designed to cause loss or failure of the Satellite(s);

              (g)   Electromagnetic or radio frequency interference, except for physical damage to the Satellite(s) resulting from such interference and except for interference naturally occurring in the space environment.

        13.2.    Should GLLC exercise the Reflight (LRG Option) as defined in Paragraph 13.1 above on particular Launch Services, GLLC shall have the possibility to purchase a Launch Risk Guarantee for the subsequent Launch Services; any and all other rights and remedies of GLLC being excluded whatever their nature.

ARTICLE 14    ALLOCATION OF POTENTIAL LIABILITIES AND RISKS

        14.1.    Allocation of risks for damages caused by one Party and/or its Associates to the other Party and/or its Associates, except as provided in this Agreement and/or in the case of gross negligence or willful misconduct,:

          14.1.1.    Due to the particular nature of the Launch Services, the Parties agree that any liability of STARSEM or of GLLC arising from the defective, late or non-performance of STARSEM's Services and GLLC's technical obligations under this Agreement is, in all circumstances, including termination of this Agreement in all or in part, strictly limited to the liability expressly provided for in this Agreement. Except as provided in this Agreement, the

  Parties hereto expressly waive, renounce, and exclude any and all rights and remedies that may arise at law or in equity with respect to the Launch Services.

          14.1.2.    Each Party shall bear any and all loss of or damage to property and any bodily injury (including death) and all consequences, whether direct or indirect, of such loss, damage or bodily injury (including death), and/or of a Launch Failure and/or of Satellite(s) Mission failure, which it or its Associates may sustain, directly or indirectly, arising out of or relating to this Agreement or the performance of this Agreement. Each Party irrevocably agrees to a no-fault, no-subrogation, inter-party waiver of liability, and waives the right to make any claims or to initiate any proceedings whether judicial, arbitral, or administrative on account of any such loss, damage or bodily injury (including death) and/or Launch Failure and/or Satellite(s) Mission failure against the other Party or that other Party's Associates arising out of or relating to this Agreement for any reason whatsoever.

          Furthermore there shall be no liability of STARSEM or its Associates for any loss or damages to GLLC or its Associates, resulting from the intentional destruction of the Launch Vehicle and the Satellite(s) in furtherance of Launch Site safety measures. Notwithstanding the preceding sentence, such intentional destruction of the Launcher shall be deemed a Total Launch Mission failure, for which the provisions of ARTICLE 13 of this Agreement shall apply.

          Each Party agrees to bear the financial and any other consequences of such loss, damage or bodily injury (including death) and/or of a Launch Mission(s) failure and/or Satellite(s) Mission failure which it or its Associates may sustain, without recourse to the other Party or the other Party's Associates.

          14.1.3.    In the event that one or more Associates of a Party shall proceed against the other Party and/or that Party's Associates as a result of such loss, damage or bodily injury (including death) and/or Launch Failure and/or Satellite(s) Mission failure, the first Party shall indemnify, hold harmless, dispose of any claim, and defend, when not contrary to the governing rules of procedure, the other Party and/or its Associates, as the case may be, from any liability, cost or expense, including attorneys' fees, on account of such loss, damage or bodily injury (including death) and/or Launch Failure and/or Satellite(s) Mission failure, and shall pay all costs and expenses and satisfy all judgments and awards which may be imposed on or rendered against that other Party and or its Associates.

        14.2.    Indemnification.

        Each Party shall take all necessary and reasonable steps to foreclose claims for loss, damage or bodily injury (including death) by any participant involved in the Launch Services activities. Each Party shall require its Associate(s) to agree to a no-fault, no-subrogation, inter-party waiver of liability and indemnity for loss, damage or bodily injury (including death) that its Associates sustain, identical to the Parties' respective undertakings under ARTICLE 14 of this Agreement.

        14.3.    Liability for damages suffered by Third Parties.

          14.3.1.    Each Party shall be solely and entirely liable for loss, damage or bodily injury (including death) sustained, whether directly or indirectly by a Third Party, which is caused by such Party or its Associates arising out of or relating to the performance of this Agreement.

          14.3.2.    In the event of any proceeding, whether judicial, arbitral, administrative or otherwise, by a Third Party against one of the Parties, or its Associates on account of loss or damage or bodily injury (including death) caused whether directly or indirectly by the other Party, its Property or its Associates or its (their) property, the latter Party shall indemnify and hold harmless the former Party and/or the former Party's Associates, as the case may be, and shall advance any funds necessary to defend their interests.

        14.4.    Infringement of Industrial property rights of Third Parties.

          14.4.1.    STARSEM shall indemnify and hold GLLC harmless with respect to any injury, cost, and expenditure resulting from an infringement or claim of infringement of patent rights or any other industrial or intellectual property rights of a Third Party which may arise from GLLC's use of STARSEM's Services, including without limitation the use of any and all products, processes, articles of manufacture, supporting equipment, facilities, and services by STARSEM in connection with said Services; provided however that this indemnification shall not apply to an infringement of rights as set forth above that have been mainly caused by an infringement of a right of a Third Party for which GLLC is liable pursuant to Sub-paragraph 14.4.2 of ARTICLE 14 of this Agreement.

          14.4.2.    GLLC shall indemnify and hold STARSEM harmless with respect to any injury, cost, and expenditure resulting from an infringement or claim of infringement of the patent rights or any other industrial or intellectual property rights of a Third Party arising out or relating to GLLC with respect to the design or manufacture of the Satellite(s), or STARSEM's compliance with specifications furnished by GLLC with respect to the Launch Mission(s) and the Satellite(s) Mission.

          14.4.3.    The rights to indemnification provided hereunder shall be subject to the observance of the following conditions:

            14.4.3.1.    The Party seeking indemnification shall promptly advise the other Party of the filing of any suit, or of any written or oral claim, alleging an infringement of the Third Party's rights, which it may receive in relation to this Agreement.

            14.4.3.2.    The Party sued or against whom the claim is otherwise made shall take no steps in the dispute with the Third Party, nor shall it reach a compromise or settlement, without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

          14.4.4.    The Party indemnifying shall assist and assume, when not contrary to the governing rules of procedure, the defense of any claim or suit and/or settlement thereof, shall take all other steps which it may reasonably be expected to take, given the circumstances on the one hand, and on the other hand the obligations incurred by it under ARTICLE 14 of this Agreement, to avoid, settle, or otherwise terminate the dispute and shall pay all litigation and administrative costs and expenses incurred in connection with the defense of any such suit, including fees and expenses of legal counsel, shall satisfy any judgments rendered by a court of competent jurisdiction in such suits, and shall make all settlement payments.

          14.4.5.    In the event that STARSEM, with respect to the Launch Services and GLLC, with respect to the Satellite(s), shall be the subject of the same court action or the same proceedings based on alleged infringements of patent rights or any other industrial or intellectual property rights of a Third Party pursuant to both Sub-paragraphs 14.4.1 and 14.4.2 of ARTICLE 14 of this Agreement, STARSEM and GLLC shall jointly assume the defense and shall bear the damages, costs and expenditures pro rata according to their respective liability. In the event that the pro rata allocation is applicable but should cause a problem, the Parties undertake in good faith to resolve the problem by means of negotiation.

          14.4.6.    It is expressly understood that neither Party's execution or performance of this Agreement, grants any rights to or under any of either Party's respective patents, proprietary information, and/or data, to the other Party or to any Third Party, unless such grant is expressly recited in a separate written document duly executed by or on behalf of the granting Party.

ARTICLE 15    INSURANCE

        15.1.    Third Parties Liability Insurance.

          15.1.1.    For the Launch Services provided under this Agreement, STARSEM shall take out an occurrence basis type insurance policy at no cost to GLLC, to protect itself, GLLC and any or all Associates against liability for property loss or damage and bodily injury (including death) that Third Parties may sustain and that is caused by activities of GLLC and its Associates, their respective contractor(s) and their respective sub-contractors and/or STARSEM, its contractor(s) and its sub-contractor(s) within the Launch Site.

          Said insurance coverage shall come into effect as of the beginning of the Launch Campaign and until its end and up to an amount of [*].

          15.1.2.    STARSEM shall take out an occurrence basis type insurance policy at no cost to GLLC to protect itself, GLLC, any and all Associates against liability for property loss or damage and bodily injury (including death) that Third Parties may sustain and that is caused by the Launch Vehicle, and/or the Satellite, and/or their components or any part thereof.

          The insurance referred to in Paragraph 15.1.2 shall be in the amount of [*] and shall come into effect as of ignition of at least one of the first stage (strap-on boosters) or second stage (core stage) liquid engines, and shall be maintained for a period of the lesser of [*] or so long as all or any part of the Launch Vehicle, and/or the Satellite(s), and/or their components remain in orbit.

        15.2.    Risk to the Satellite(s).

        The Parties to this Agreement are aware that the use of Launch Vehicles involves a degree of risk to the Satellite(s). The Parties have made a deliberate, knowing allocation between them of that risk, it being their intent that GLLC, its Insurers, and Associates shall bear the risk of loss of the Satellite(s).

ARTICLE 16    OWNERSHIP OF DOCUMENTS AND WRITTEN INFORMATION/ CONFIDENTIALITY / PUBLIC STATEMENTS

        16.1.    Title to all documents, data and written information furnished to GLLC by STARSEM or its Associates during the implementation of this Agreement shall remain exclusively with STARSEM or said Associates.

        16.2.    Title to all documents, data and written information furnished to STARSEM by GLLC or its Associates during the implementation of this Agreement shall remain exclusively with GLLC or said Associates.

        16.3.    Each Party shall use the documents, data and written information supplied to it by the other Party or the other Party's Associates solely to implement and perform this Agreement and related activities.

        16.4.    To the extent necessary for the implementation of this Agreement, and in accordance with sub-paragraph 20.8, each Party shall be entitled to divulge to its own Associates the documents, data and written information received from the other Party or from the other Party's Associates in connection herewith, provided that such receiving Parties have first agreed to be bound by the nondisclosure and use restrictions of this Agreement.

        16.5.    Subject to the provisions of Paragraph 16.4 of ARTICLE 16 of this Agreement, neither Party shall divulge any document, data or written information which it receives from the other Party or the other Party's Associates, but shall protect all such documents, data and written information which is marked with an appropriate and valid proprietary legend from unauthorized disclosure except as provided herein, in the same manner as the receiving Party protects its own confidential information, provided, however, that each Party shall have the right to use and duplicate such documents, data and written information subject to the nondisclosure requirements and use restrictions provided herein.

        If the information disclosed by one Party to the other Party or by or to their respective Associates is deemed confidential by the disclosing Party or Associate and is verbal, not written, such verbal confidential information shall be identified prior to disclosure as confidential and, after acceptance by and disclosure to the receiving Party, shall be reduced to writing promptly, labeled confidential, but in no event later than TWENTY (20) days thereafter, and delivered to the receiving Party in accordance with this Paragraph.

        16.6.    The obligation of the Parties to keep secret and confidential the documents and written information shall not apply to those documents and written information that:

  •
  are insufficiently or improperly designated;

  •
  are in the public domain or use;

  •
  shall become in public use, by publication or otherwise, and due to no fault of the receiving Party;

  •
  the receiving Party can demonstrate were legally in its possession at the time of receipt;

  •
  are rightfully acquired by the receiving Party from Third Parties;

  •
  are commonly disclosed by the disclosing Party and/or its Associates;

  •
  are inherently disclosed by any product or service marketed by the disclosing Party or its Associates;

  •
  are independently developed by the receiving Party;

  •
  are approved for release by the written authorization of the disclosing Party; or

  •
  are required, but only to the extent necessary, to be disclosed pursuant to governmental or judicial order, in which event the Party concerned shall notify the other Party of any such requirement and the information required to be disclosed prior to such disclosure.

        16.7.    The provisions of this ARTICLE 16 shall survive the completion of performance of Launch Services under this Agreement and shall remain valid, in full force and effect for a period of 5 years after the term of this Agreement for whatever reason until said documents, data and written information become part of the public domain.

        Each Party shall however be entitled to destroy documents, data and written information received from the other Party, or to return these documents, data or such written information to the other Party, at any time after Launch.

        16.8.    The Parties understand that all exchange of data and information involving GLLC, STARSEM and any and all Associates pursuant to this Agreement shall be in accordance with all national laws, rules and regulations, as applicable regarding exportation and re-exportation of technical data, including but not limited to the United States Department of State International Traffic in Arms Regulations (ITAR), the corresponding regulations of France and Russia, and the export control regulations of the United States, France and Russia. STARSEM shall inform GLLC of any specific regulations applicable to GLLC under French and / or Russian law.

        16.9.    The present Agreement and each part thereof shall be considered to be confidential by both Parties. Any disclosure of the same by one Party shall require the prior written approval of the other Party, except when disclosed to Associates or Clients. Approval shall not be unreasonably withheld or delayed.

        Each Party shall obtain the prior written approval of the other Party concerning the content and timing of news releases, articles, brochures, advertisements, speeches, and other information releases concerning the work performed or to be performed hereunder by either Party and/or its Associates.

ARTICLE 17    PERMITS AND AUTHORIZATIONS

        17.1.    The obligations of STARSEM are limited to the obligations set forth in this Agreement. GLLC shall be required to obtain all permits, authorizations, or notices of non-opposition from all national or international, public or private authorities having jurisdiction over the Satellite(s), its/their components and/or any part thereof and the Satellite(s) Mission.

        17.2.    GLLC and its Associates shall also be obliged to obtain all required government permits and authorizations regarding the transfer of the Satellite(s) and its/their Ancillary Equipment from the country of origin to the Launch Site, and the availability and use of Satellite(s)'s ground stations. STARSEM shall inform GLLC of any specifically required government permits and authorizations and shall assist GLLC in obtaining such documentation.

        17.3.    STARSEM agrees to assist and support GLLC and its Associates, free of charge, with any administrative matters with Russian and Kazakhstan governmental entities with respect to the importation into Russia and/or the Republic of Kazakhstan of the Satellite(s) and all equipment, devices and software to be provided by GLLC on the Launch Site in order to prepare the Satellite(s) for Launch, and related to their preservation and possible repatriation.

        17.4.    STARSEM shall assist and support GLLC and its Associates, free of charge, with any administrative matters with Russian and Kazakhstan governmental entities with respect to the entry, stay, and departure of GLLC and its Associates.

ARTICLE 18    TERMINATION BY GLLC

        18.1.    GLLC shall have the right to terminate the procurement of any particular Firm Launch Services or Optional Launch Services under this Agreement at any time prior to the Launch concerned, in accordance with the provisions of this ARTICLE. GLLC's right shall cover termination situations for reasons of convenience as well as those of delay or impossibility of performance in which one of the Parties may find themselves. Notice of termination shall be given by registered letter with acknowledgement of receipt.

        18.2.    Termination by GLLC for GLLC's convenience.

          18.2.1.    GLLC, for its convenience, may terminate the procurement of any particular Launch Services under this Agreement at any time prior to the Launch concerned. Notice of Termination shall be given by registered letter with acknowledgement of receipt, and Termination shall take effect at receipt of such letter by STARSEM.

          In such case of Termination by GLLC, STARSEM shall be entitled for the Launch Services terminated to the following termination fees:

          Applicable Termination fees for the Firm Launch Services are indicated in the following table:

Effective Date of Termination of the Firm Launch Services	Percentage of the Terminated Firm Launch Services Payments Billed to Date	Percentage of the Preliminary Payments Billed to Date
Between EDC and on or before L0 - 12 months	[*]	[*]
Between L* - 12 and on or before L* - 9 months
Between L* - 9 and on or before L*
After L* - 6 months

          The termination fees shall be calculated as the percentage (as shown in the Table above) multiplied by the price of the terminated Launch Services (as referred in ARTICLE 8 and possibly revised under ARTICLE 9).

          Applicable Termination fees for the Optional Launch Services are indicated in the following table:

Effective Date of Termination of the Optional Launch Services	Percentage of the Terminated Optional Launch Services Price
On or before TOL
Between OL* - 12 and on or before OL* - 9 months	[*]
Between OL* - 9 and on or before OL* - 6 months
After OL* - 6 months

          The termination fees shall be calculated as the percentage (as shown in the Table above) multiplied by the price of the terminated Launch Services (as referred in ARTICLE 8 and possibly revised under ARTICLE 9).

          18.2.2.    Plus STARSEM shall be entitled to any late payment interest applicable under the Agreement at the effective date of termination and payment of the price of those Additional Services as may have been ordered by GLLC and performed or committed by STARSEM at the effective date of termination.

          18.2.3.    Termination fees are due by GLLC to STARSEM as of the effective date of termination and payable within THIRTY (30) days of receipt by GLLC of the corresponding invoice from STARSEM. Any amounts paid by GLLC for the considered terminated Launch Services in excess of the termination fees under Sub-paragraph 18.2.1 and sums under Subparagraph 18.2.2 above shall be refunded promptly by STARSEM to GLLC.

        18.3.    Termination by GLLC for cause.

        In the event that the aggregate of all postponements by STARSEM under Sub-paragraph 11.3.1. of this Agreement should result in STARSEM delaying GLLC's considered Launch under this Agreement by more than SIX (6) months, GLLC shall have the right, within THIRTY (30) days of STARSEM's corresponding notice of postponement, to terminate the procurement of the considered Launch Services, in which case STARSEM shall refund to GLLC all payments made by GLLC for said Launch Services, within THIRTY (30) days of receipt by STARSEM of the relevant termination notice. In such an event, GLLC may be liable only for the payment of the Additional Services performed or committed by STARSEM and any late payment interest due at the effective date of termination as specified in Sub-paragraph 18.2.2 above.

        However, postponements resulting from (i) Events of Force Majeure; and/or (ii) any damage caused by GLLC and/or its Associates to the property of STARSEM and/or the property of its Associates; and/or (iii) any bodily injury (including death) caused by GLLC and/or its Associates to STARSEM and/or its Associates shall not be taken into account for the computation of the above six (6) month period.

        The rights and remedies of GLLC provided in this Agreement shall be the exclusive remedies of GLLC in the event of default or breach by STARSEM of this Agreement.

ARTICLE 19    TERMINATION BY STARSEM

        19.1.    In the event that GLLC fails to comply with its payment obligations pursuant to the payment schedule and other payment dates set forth in this Agreement, and does not pay within SEVEN (7) calendar days after the date of receipt of a written notice to that effect issued after expiry of the total NINETY (90) days period referred to in Paragraph 10.4 of ARTICLE 10, or, without prejudice to the provisions in ARTICLE 11, if the aggregate of all postponements requested by GLLC under Paragraph 11.2. of this Agreement should result in GLLC delaying a considered Launch under this Agreement by more than SIX (6) months, STARSEM shall be entitled to terminate the considered Launch Services by registered letter with acknowledgement of receipt.

        19.2.    In the event of such Termination, STARSEM shall be entitled to retain and to claim, as liquidated damages and not as penalty, the termination fees and amounts set out in Paragraph 18.2 of the Agreement.

        19.3.    In the event that GLLC does not proceed to T1, assigning a L1 date for the Firm Launch within 18 months following T0, STARSEM shall be entitled to terminate this Agreement and to retain and to claim; as liquidated damages a termination fee of FIVE percent (5%) of the Launch Services Price defined in Paragraph 8.

        19.4.    The rights and remedies of STARSEM provided in this Agreement shall be the exclusive remedies of STARSEM in the event of a default or breach by GLLC of this Agreement.

ARTICLE 20    MISCELLANEOUS

        20.1.    Working language.

        Any communication by one Party to the other shall be made in English.

        All communications on the Launch Site between STARSEM or its Associates and GLLC's personnel and/or that of its Associates, shall be made in English.

        20.2.    Notices.

        Unless expressly provided otherwise under this Agreement, all communications and notices to be given by one Party to the other in connection with this Agreement shall be in writing and in the language of this Agreement and shall be sent by registered mail, and if transmitted by telecopier or telegram, shall be confirmed by registered letter to the following addresses (or to such address as a Party may designate by written notice to the other Party):

STARSEM	GLLC
STARSEM 2 rue François Truffaut 91042 Evry Cedex France	GLOBALSTAR LLC 461 South Milpitas Blvd Milpitas, CA 95035 U.S.A
Attention: Cécile TRASSY Telephone:+33 1 69 87 0122 Fax: +33 1 60 78 31 99	Attention: Paul ROSATI Telephone:+1 408 933 4156 Fax: +1408 933 4943

        20.3.    Waiver.

        Waiver on the part of either STARSEM or GLLC of any term, provision, or condition of this Agreement shall only be valid if made in writing and accepted by the other Party. Said acceptance shall not obligate the Party in question to waive its rights in connection with any other previous or subsequent breaches of this Agreement.

        20.4.    Headings.

        The headings and sub-headings used in this Agreement are provided solely for convenience of reference, and shall not prevail over the content of the ARTICLES of this Agreement.

        20.5.    Assignment.

        Neither Party shall be entitled to assign all or part of its rights and obligations under this Agreement without the prior written consent of the other Party. Such consent may not be unreasonably withheld or withdrawn.

        Notwithstanding the foregoing, both Parties shall have the right subject to prior written notice to be received by the other Party THIRTY (30) calendar days in advance, to assign all its rights, title and interest on and to this Agreement to a wholly-owned subsidiary, or to a qualified successor in case of merger, consolidation or reorganization or transfer of all of its assets without the other Party's prior consent, provided such successor shall not be a competitor to or comprise among its significant shareholders a competitor to the other Party.

        20.6.    Entire Agreement and Modifications.

        The Agreement constitutes the entire understanding between the Parties with respect to its subject and supersedes all prior and contemporaneous discussions between them. Neither Party shall be bound by the conditions, warranties, definitions, statements, or documents previous to the execution of this Agreement, unless this Agreement makes express reference thereto. Any actions and/or undertakings subsequent to the execution of this Agreement shall be made in writing and signed by duly authorized representatives of each of the Parties and shall expressly state that it is such an amendment or modification.

        20.7.    Registration of GLLC's Satellite(s).

        In accordance with the Convention on Registration of Objects Launched into Outer Space of U.N.O., GLLC shall be responsible to obtain registration of the Satellite(s).

        20.8.    Publicity / Communication.

        Any publicity, news release (including communication of any sort with the press whether direct or indirect, written or oral), public announcement or advertisement to be released by GLLC in connection with the Satellite(s) Launch(es) activities shall quote STARSEM as the Launch Services provider.

ARTICLE 21    APPLICABLE LAW

        This Agreement shall govern the relationship between the Parties as to the subject of this Agreement. To the extent the Parties have failed to address any question arising hereunder, or in the event of the need for any interpretation of any term of this Agreement, English law shall be applied to this Agreement.

ARTICLE 22    ARBITRATION

        In the event of disputes arising in connection with this Agreement, the Parties undertake to use their best efforts to reach an amicable settlement. If an amicable settlement cannot be achieved, the dispute shall be referred to the respective Chief Executive Officer of STARSEM and of GLLC, who will use their best efforts to reach an agreement acceptable to both Parties. Should an amicable settlement fail, the dispute(s) shall be finally settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce (I.C.C.) in Geneva by THREE (3) arbitrators appointed in accordance with the then existing rules of the I.C.C. The Arbitration shall be conducted in the English language. The award of the Arbitrators shall be final and binding, and the execution thereof may be entered in any court having jurisdiction.

ARTICLE 23    EFFECTIVE DATE

        This Agreement shall take effect after signature by the two Parties.

Executed in Paris on the 19th of September, 2005, in TWO (2) originals.

STARSEM	GLOBALSTAR LLC
/s/ J-Y LE GALL	/s/ K. ROSE
J-Y LE GALL	K. ROSE
Chief Executive Officer	Director of Contracts

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  Exhibit 10.5
CONFIDENTIAL TREATMENT
STARSEM LAUNCH SERVICES AGREEMENT FOR THE LAUNCH OF THE GLOBALSTAR LLC SPARE SATELLITES BY THE SOYUZ LAUNCH SYSTEM ONE FIRM AND ONE OPTIONAL LAUNCH SERVICES